EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OraSure Technologies, Inc.:

We consent to the use of our reports dated March 15, 2010, with respect to the balance sheets of OraSure Technologies, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of OraSure Technologies, Inc. and are incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 20, 2010